EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

OCEANAUT, INC.

Pursuant to Section 93 of the

Business Corporations Act of the Associations Law

of the Republic of the Marshall Islands

Oceanaut, Inc., a corporation (the “Corporation”) organized and existing under the provisions of the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands (the “BCA”), for the purpose of amending and restating its articles of incorporation, hereby certifies that:

1. The current name of the Corporation is Oceanaut, Inc., which is the name under which the Corporation was originally incorporated. The original articles of incorporation were filed with the Registrar of Corporations of the Republic of the Marshall Islands on May 3, 2006 (the “Articles of Incorporation”).

2. This amendment and restatement of the Articles of Incorporation (the “Restated Articles”) have been duly adopted and authorized, pursuant to the provisions of the BCA, by actions of the board of directors (the “Board”) and the shareholders of the Corporation.

3. Immediately upon filing the Restated Articles, the text of the entire Articles of Incorporation is hereby amended and restated to read in full as set forth below:

FIRST: The name of the corporation is Oceanaut, Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered address of the Corporation is located at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands, MH 96960. The name of its registered agent at that address is the Trust Company of the Marshall Islands, Inc.

THIRD: Subject to the immediately succeeding sentence, the purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the BCA. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then, on or after the Termination Date, the purposes of the Corporation shall automatically, with no action required by the Board or the shareholders, be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein, and the Corporation’s powers shall thereupon be limited to those set forth in Section 106 of the BCA and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein. This Article Third may not be amended without the affirmative vote or consent of the holders of all of the IPO Shares (defined below).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 81,000,000, of which 80,000,000 shares shall be common stock of the par value of $.0001 per share (“Common Stock”) and 1,000,000 shares shall be preferred stock of the par value of $.0001 per share (“Preferred Stock”).

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the BCA. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by Articles of Amendment to these Articles of Incorporation as authorized by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation. All such shares shall be registered. The Corporation shall not have any bearer shares.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote. All such shares shall be registered. The Corporation shall not have any bearer shares.

FIFTH: The following provisions (A) through (F) shall apply during the period commencing upon the filing of these Restated Articles and terminating upon the consummation of any Business Combination, and may not be amended during the Target Business Acquisition Period. A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of one or more vessels or operating businesses in the shipping industry (“Target Business”) having, collectively, a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the Corporation’s net assets at the time of such acquisition; provided, that any acquisition of multiple operating businesses shall occur contemporaneously with one another. For purposes of this Article, fair market value shall be determined by the Board based upon financial standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s initial public offering (“IPO”) up to and including the first to occur of (a) a Business Combination or (b) the Termination Date (defined below).

A. Immediately after the IPO, the amount of the net offering proceeds received by the Corporation in the IPO and the net proceeds of a private placement of the Corporation’s units to occur immediately prior to completion of the IPO (the “Private Placement”), as specified in the Corporation’s registration statement on Form F-1 filed with the Securities and Exchange Commission (the “SEC”) at the time it is declared effective by the SEC (the “Registration Statement”), shall be deposited and thereafter held in a trust account established by the Corporation (the “Trust Account”). Except as specified in the Registration Statement, neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination, or (ii) the dissolution and liquidation of the Corporation pursuant to Paragraph D below, in each case, in accordance with the terms of the investment management trust agreement governing the Trust Account.

B. Prior to the consummation of a Business Combination, the Corporation shall submit the terms relating to such Business Combination to its shareholders for approval, regardless of whether the Business Combination is of a type which normally would require shareholder approval under the

BCA. A majority of the shares of Common Stock included in the units issued by the Corporation in connection with the IPO (the “IPO Shares”) voted at a meeting to approve a Business Combination shall be required to approve a Business Combination and authorize the consummation thereof; provided, that the Corporation shall not consummate a Business Combination if holders of 20% or more in interest of the IPO Shares demand that the Corporation convert such shares as described in paragraph C below.

C. Any holder of IPO Shares who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation convert his or her IPO Shares into cash. If such a demand is made, in the event that a Business Combination is approved in accordance with paragraph B above and is consummated by the Corporation, the Corporation shall convert such shares into cash at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Account, inclusive of any interest thereon and the deferred underwriting discounts included therein (less taxes payable thereon and any amounts released, as disclosed in the Registration Statement), calculated as of two business days prior to the proposed consummation of the Business Combination, by (ii) the total number of IPO Shares.

D. In the event that the Corporation does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO, or (ii) 24 months after the consummation of the IPO, in the event that any of a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed within such 18-month period but a Business Combination was not consummated within such 18-month period (such later date being referred to as the “Termination Date”), the directors and officers of the Corporation shall take all such action necessary to dissolve the Corporation and liquidate the Trust Account to holders of IPO Shares (and to Excel Maritime Carriers Ltd., a Liberian corporation (“Excel”), with respect to 625,000 shares of Common Stock included in the units purchased by Excel in the Private Placement) as soon as reasonably practicable and, after approval of the Corporation’s shareholders and subject to the requirements of the BCA, and including the adoption of a resolution by the Board prior to such Termination Date finding the dissolution of the Corporation advisable and providing such notices as are required by said provisions of the BCA, as promptly thereafter as possible. In the event that the shareholders vote in favor of such dissolution and the Corporation is so dissolved, the Board shall promptly adopt and implement a plan of distribution which provides that only the holders of IPO Shares (and Excel, with respect to 625,000 shares of Common Stock included in the units purchased in the Private Placement) shall be entitled to share ratably in the Trust Account, plus any other net assets of the Corporation not used for or reserved to pay obligations and claims, or such other corporate expenses relating to, or arising during, the Corporation’s remaining existence, including costs of dissolving and liquidating the Corporation. The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than IPO Shares (and Excel, with respect to 625,000 shares of Common Stock included in the units purchased in the Private Placement). This paragraph D shall terminate automatically with no action required by the Board or the shareholders in the event a Business Combination has been consummated prior to the Termination Date.

E. A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event (i) such holder demands conversion of his or her IPO Shares in accordance with paragraph C above or (ii) the dissolution and liquidation of the Corporation in accordance with paragraph D above. Except as may be required under applicable law, in no other circumstance shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account or any amount or other property held therein.

F. The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the

Corporation’s third annual meeting of shareholders. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary and as permitted by the Corporation’s bylaws. The directors in Class A shall be elected for a term expiring at the first annual meeting of shareholders, the directors in Class B shall be elected for a term expiring at the second annual meeting of shareholders and the directors in Class C shall be elected for a term expiring at the third annual meeting of shareholders. Commencing at the first annual meeting of shareholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election. Except as the BCA may otherwise require, in the interim between annual meetings of shareholders or special meetings of shareholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

G. Unless and until the Corporation has consummated a Business Combination as permitted under this Article Sixth, the Corporation may not consummate any other business combination, whether by merger, acquisition, asset purchase, stock purchase or otherwise.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

A. Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

B. The Board shall have the power, without the assent or vote of the shareholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation.

C. The directors, in their discretion, may submit any contract or act for approval or ratification at any annual meeting of the shareholders or at any meeting of the shareholders called for the purpose of considering any such act or contract, and, except as may be otherwise provided by law, any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of shareholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the shareholders as though it had been approved or ratified by every shareholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the laws of the Republic of the Marshall Islands, these Articles of Incorporation, and the Corporation’s bylaws.

EIGHTH: No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability or limitation thereof is not permitted under the BCA as in effect at the time such liability or limitation thereof is determined. No amendment, modification or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. If, after approval by the shareholders of this Article to authorize corporate action, the BCA is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the BCA, as so amended.

NINTH: The Corporation shall, to the fullest extent permitted by the BCA, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), provided, however, that except with respect to proceedings to enforce rights to indemnification, the bylaws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board. The Corporation, by action of its Board, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 1st day of August, 2006.

/s/ Christopher Georgakis
Christopher Georgakis
Chief Executive Officer and President

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